Press Release

FOR IMMEDIATE RELEASE

Contact: Terri McKay, FHLBank Pittsburgh: 412-288-2830; cell 412-523-8511 tmckay@fhlb-pgh.com

FHLBank Pittsburgh Announces Third Quarter 2014 Financial Results

PITTSBURGH, October 29, 2014 – The Federal Home Loan Bank of Pittsburgh (Bank) today announced unaudited financial results for the third quarter of 2014. The Bank recorded net income of $67.0 million for the quarter and $191.5 million year-to-date. The Board of Directors declared a dividend of 4.00 percent annualized, payable to the Bank’s stockholders on October 30, 2014.

“These results reflect the improved strength of our cooperative,” said Winthrop Watson, President and Chief Executive Officer. “We remain focused on serving our membership and vitalizing the communities across our region.”

Operating Results

The Bank’s net income for the third quarter of 2014 was $67.0 million compared to $43.5 million for the third quarter of 2013. This $23.5 million increase was driven primarily by higher net interest income and gains on litigation settlements (net of legal fees and expenses), partially offset by lower net gains on derivatives and hedging activities and net gains on the early extinguishment of debt recognized during the third quarter of 2013. Net interest income was $72.3 million for the third quarter of 2014, an increase of $24.8 million from $47.5 million in the third quarter of 2013, primarily due to higher interest income on advances and lower interest expense on consolidated obligation bonds. In the third quarter of 2014, the Bank recorded $14.1 million in gains on the resolution of litigation (net of legal fees and expenses) related to matters arising from investments the Bank made in private-label mortgage-backed securities (MBS). Net gains on derivatives and hedging activities were $247 thousand in the third quarter of 2014 compared to $5.4 million in the third quarter of 2013. The net gains on early extinguishment of debt recognized in the third quarter of 2013 were $9.6 million. Third quarter 2014 performance allowed the Bank to set aside $7.4 million for affordable housing programs.

For the nine months ended September 30, 2014, net income was $191.5 million compared to $104.1 million for the same prior-year period. The $87.4 million increase was primarily due to higher net interest income, gains on litigation settlements (net of legal fees and expenses) and net gains on trading securities, partially offset by net losses on derivatives and hedging activities, and net gains on the early extinguishment of debt recognized during the third quarter of 2013. Net interest income was $200.4 million for the first nine months of 2014, an increase of $65.4 million from $135.0 million in the same period in 2013, primarily due to higher interest income on advances and lower interest expense on consolidated obligation bonds. In the first nine months of 2014, the Bank recorded $50.7 million in gains on the resolution of litigation (net of legal fees and expenses) related to matters arising from investments the Bank made in MBS, compared to $1.5 million in the same period in 2013. Net gains on trading securities were $16.5 million in the first nine months of 2014 compared to $449 thousand in the same period of 2013. Net losses on derivatives and hedging activities were $18.5 million in the first nine months of 2014 compared with a net gain of $14.1 million in the same period of 2013. The net gains on early extinguishment of debt recognized in the third quarter of 2013 were $9.6 million.

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• 601 Grant Street • Pittsburgh, PA 15219-4455 • 412-288-3400 • www.fhlb-pgh.com

FHLBank Pittsburgh Reports Third Quarter 2014 Results – page two

Balance Sheet Highlights

At September 30, 2014, total assets were $76.4 billion, an increase of $5.7 billion from $70.7 billion at December 31, 2013, primarily due to increased advances and short-term liquidity balances, which include cash and Federal funds sold. Advances increased to $53.1 billion at September 30, 2014, from $50.2 billion at December 31, 2013. Short-term liquidity balances increased to $8.3 billion at September 30, 2014 from $6.0 billion at year-end 2013.

Total capital at September 30, 2014, was $4.0 billion, up from $3.7 billion at December 31, 2013. This increase was primarily driven by additional capital stock purchases and higher retained earnings. Total retained earnings were $803.8 million at September 30, 2014, compared to $685.7 million at December 31, 2013. Total retained earnings at September 30, 2014 included $98.4 million of restricted retained earnings. At September 30, 2014, the Bank had total regulatory capital of $3.9 billion and remained in compliance with all regulatory capital requirements.

The Board of Directors declared a dividend for the quarter equal to an annual yield of 4.00 percent. The dividend will be calculated on stockholders’ average balances during the period July 1, 2014, to September 30, 2014, and credited to stockholders’ accounts on Thursday, October 30, 2014.

Detailed financial information regarding the third quarter of 2014 will be available in FHLBank Pittsburgh’s third quarter 2014 Form 10-Q filing, which the Bank anticipates filing around November 6, 2014. Detailed financial information regarding 2013 is available in the 2013 Annual Report on Form 10-K, which can be accessed through FHLBank Pittsburgh’s website at www.fhlb-pgh.com or on the SEC’s website at www.sec.gov.

About FHLBank Pittsburgh

As an intermediary between global capital markets and local lenders, FHLBank Pittsburgh provides readily available liquidity, as well as affordable housing and community development opportunities, to member financial institutions of all sizes in Delaware, Pennsylvania and West Virginia. The Bank is one of 12 banks in the Federal Home Loan Bank System, which was established by Congress in 1932 and serves as a reliable source of funds for housing, jobs and economic growth in all economic cycles.

This document contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain.

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FHLBank Pittsburgh Reports Third Quarter 2014 Results – page three

Actual performance or events may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, economic and market conditions, real estate, credit and mortgage markets; volatility of market prices, rates and indices related to financial instruments; political, legislative, regulatory, litigation, or judicial events or actions; changes in assumptions used in the quarterly other-than-temporary impairment (OTTI) process; risks related to mortgage-backed securities; changes in the assumptions used in the allowance for credit losses; changes in the Bank’s capital structure; changes in the Bank’s capital requirements; membership changes; changes in the demand by Bank members for Bank advances; an increase in advance prepayments; competitive forces, including the availability of other sources of funding for Bank members; changes in investor demand for consolidated obligations and/or the terms of interest rate exchange agreements and similar agreements; changes in the Federal Home Loan Bank (FHLBank) System’s debt rating or the Bank’s rating; the ability of the Bank to introduce new products and services to meet market demand and to manage successfully the risks associated with new products and services; the ability of each of the other FHLBanks to repay the principal and interest on consolidated obligations for which it is the primary obligor and with respect to which the Bank has joint and several liability; applicable Bank policy requirements for retained earnings and the ratio of the market value of equity to par value of capital stock; the Bank’s ability to maintain adequate capital levels (including meeting applicable regulatory capital requirements); business and capital plan adjustments and amendments; technology risks; and timing and volume of market activity. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. FHLBank Pittsburgh does not undertake to update any forward-looking statements made in this announcement.

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FHLBank Pittsburgh Reports Third Quarter 2014 Results – page four

Unaudited Condensed Statements of Condition and Income
(in millions)

	September 30,	December 31,
Condensed Statement of Condition	2014	2013
ASSETS:
Cash and due from banks	$5,508.4	$3,121.3
Federal funds sold	2,780.0	2,875.0
Trading securities	275.6	239.2
Available-for-sale securities	8,036.7	6,757.7
Held-to-maturity securities	3,439.2	3,995.5
Advances	53,054.3	50,247.5
Mortgage loans held for portfolio, net of allowance
for credit losses of $7.7 and $11.4, respectively	3,116.3	3,224.1
All other assets	189.2	210.6

Total assets	$76,399.7	$70,670.9

LIABILITIES:
Consolidated obligations, net	$71,425.7	$65,934.6
All other liabilities	982.8	1,044.1

Total liabilities	72,408.5	66,978.7

CAPITAL:
Capital stock	3,079.3	2,962.2
Retained earnings	803.8	685.7
Accumulated other comprehensive income	108.1	44.3

Total capital	3,991.2	3,692.2

Total liabilities and capital	$76,399.7	$70,670.9

	Three months ended		Nine months ended
	September 30,		September 30,
Condensed Statement of Income	2014	2013	2014	2013
Total interest income	$154.8	$144.4	$460.6	$445.5
Total interest expense	82.5	96.9	260.2	310.5

Net interest income	72.3	47.5	200.4	135.0

Provision (benefit) for credit losses	(0.4)	(0.7)	(3.9)	(2.0)

Gains on litigation settlements, net	14.1	—	50.7	1.5

All other income	5.1	17.8	12.6	31.0

All other expense	17.5	17.7	54.8	53.7

Income before assessments	74.4	48.3	212.8	115.8

Affordable Housing Program assessment	7.4	4.8	21.3	11.7

Net income	$67.0	$43.5	$191.5	$104.1

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